     For Immediate Release
     November 4, 2014

Aleris Reports Solid Third Quarter 2014 Earnings and Improved Operating Performance
CLEVELAND, Ohio – November 4, 2014 – Aleris Corporation today reported results for the three and nine months ended September 30, 2014.

Third Quarter Summary

▪	Adjusted EBITDA of $83 million; Net income of $26 million

▪	Sequential and year-over-year Adjusted EBITDA improvement of 28 percent and 22 percent, respectively
▪Higher volumes due to automotive, and building & construction volumes and the Nichols acquisition
▪Global aerospace volumes and margins negatively impacted by customer destocking

▪	Improved metal spreads and scrap spreads

▪	Liquidity of $390 million as of September 30, 2014

▪	Announced $350 million investment to add automotive body sheet capabilities in North America

▪	Entered into definitive agreement to sell Recycling and Specification Alloy businesses

Fourth Quarter Outlook

▪	Year-over-year performance improvement expected

▪	Automotive light weighting impact on aluminum demand expected to significantly exceed prior year

▪	Building and construction volumes expected to exceed prior year

▪	Aerospace sales mix and margins will continue to be negatively impacted by customer destocking

▪	Improvement in scrap spreads expected to offset impact of competitive imports

“I am pleased with the improvement in manufacturing performance across Aleris along with the continued successful execution of our strategic growth projects which are enabling us to capitalize on strengthening demand in key industries including global automotive and building and construction in North America,” Steve Demetriou, Aleris chairman and CEO said. “As illustrated by the recent announcements of our plans to sell our Recycling and Specification Alloy businesses and to invest $350 million to expand our Lewisport, Kentucky site to serve the automotive industry, we are focused on growing our rolled products capabilities to deliver more value-added products in the areas with the highest growth potential.”

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons invoiced	541	486	1,545	1,481
Revenue	$1,277	$1,073	$3,558	$3,311
Commercial margin	$487	$423	$1,378	$1,288
Segment income	$93	$82	$258	$253
Net income (loss) attributable to Aleris Corporation	$26	$(7)	$(9)	$(8)
Adjusted EBITDA	$83	$68	$207	$210

Third Quarter 2014 Results
Adjusted EBITDA totaled $83 million for the third quarter of 2014 compared to $68 million for the third quarter of 2013. Third quarter results were impacted by the following:

▪	higher overall volume partly offset by an unfavorable mix of products sold increased Adjusted EBITDA by approximately $8 million;

▪	pricing pressures due to competitive imports and overcapacity in plate production reduced rolling margins and decreased Adjusted EBITDA by approximately $6 million;

▪	improved metal and scrap spreads increased Adjusted EBITDA by approximately $10 million; and

▪	a stronger U.S. Dollar was partly offset by other costs and increased Adjusted EBITDA by approximately $4 million.
Net income attributable to Aleris Corporation for the third quarter of 2014 was $26 million compared to a net loss of $7 million for the third quarter of 2013. In addition to the impact of higher Adjusted EBITDA, the $34 million increase in net income resulted from the following:

▪	a $19 million increase in unrealized gains on derivative financial instruments as a result of LME price movements and derivative settlements;

▪	an $8 million increase in currency exchange gains on debt;

▪	a $4 million decrease in start-up expenses as shipment and production levels increased at the Zhenjiang rolling mill;

▪	a $3 million decrease in the provision for income taxes primarily due to the reversal of $9 million of valuation allowances against certain deferred tax assets; and

▪	a $3 million decrease in stock-based compensation.
Partially offsetting these favorable items were:

▪	a $10 million increase in depreciation expense primarily related to the acquisition of Nichols;

▪	a $3 million increase in costs of sales associated with adjusting acquired Nichols inventory to fair value;

▪
a $3 million unfavorable variation in metal price lag (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales);

▪	a $2 million increase in restructuring and other expenses; and

▪	a $1 million increase in interest expense due to increased borrowings under the ABL Facility, which was used to fund the acquisition of Nichols, and the China loan Facility.
In the third quarter of 2014, cash flows used by operating activities totaled $29 million and we incurred capital expenditures of $31 million.
Aleris had $390 million of liquidity as of September 30, 2014, which consisted of $352 million of availability under the ABL Facility plus $38 million of cash on hand.
Rolled Products North America (“RPNA”)
RPNA’s segment income increased to $26 million in the third quarter of 2014 from $22 million in the third quarter of 2013. Segment Adjusted EBITDA increased to $31 million in the third quarter of 2014 from $20 million in the third quarter of 2013. Performance drivers included:

▪
a 55 percent overall volume increase mainly due to the Nichols acquisition and improved demand from the building and construction and transportation industries, partly offset by an unfavorable mix, increased segment Adjusted EBITDA by $9 million; and

▪
improved scrap spreads associated with the Nichols acquisition and the higher LME were partly offset by pricing pressures caused by the high Midwest Premium and competitive imports resulting in a $2 million increase to segment Adjusted EBITDA.

The increase in segment income was driven by the factors that impacted segment Adjusted EBITDA, as well as the impact of recording the acquired inventory of Nichols at fair value, which increased cost of sales by $3 million, and a $3 million unfavorable variance in metal price lag.
Rolled Products Europe (“RPEU”)
RPEU’s segment income was $38 million in the third quarter of 2014 compared to $37 million in the third quarter of 2013. Segment Adjusted EBITDA increased to $34 million in the third quarter of 2014 from $33 million in the third quarter of 2013. Performance drivers included:

▪
an overall volume increase of 3 percent combined with a weaker mix decreased segment Adjusted EBITDA by $1 million. Demand for auto body sheet continued to significantly outpace the prior year, increasing 36 percent over the third quarter of 2013. Aerospace shipments declined 11 percent as aircraft manufacturers continue to work down excess inventory levels. Operational performance improved compared to the second quarter of 2014 but regional plate and sheet volume declined 4 percent as we worked through the prior quarter operational issues;

▪	pricing pressures resulting from overcapacity lowered rolling margins and decreased segment Adjusted EBITDA by $3 million; and

▪
favorable changes in currency exchange rates increased segment Adjusted EBITDA by $4 million. The strengthening of the U.S. dollar during the quarter resulted in gains on the translation of U.S. dollar working capital while a weakening U.S. dollar in the prior year period had the opposite effect.

Rolled Products Asia Pacific (“RPAP”)
RPAP continued to ramp-up production and shipped approximately 3,800 tons of plate, generating revenue of $16 million during the third quarter of 2014. Losses in excess of revenue are considered start-up expenses and, as a result, are not included in RPAP’s segment Adjusted EBITDA or segment income.

Extrusions
Extrusions’ segment income was $3 million in the third quarter of 2014 compared to $4 million in the third quarter of 2013 and segment Adjusted EBITDA decreased to $2 million in the third quarter of 2014 from $4 million in the third quarter of 2013. A weaker mix of products sold and pricing pressures resulted in a $2 million decrease in segment Adjusted EBITDA. The decrease in segment income was driven by the factors that impacted segment Adjusted EBITDA, partially offset by a $1 million favorable variance in metal price lag.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA increased to $20 million in the third quarter of 2014 from $16 million in the third quarter of 2013. Performance drivers included:

▪	continued improvement in metal spreads, partly driven by customer and product mix increased segment Adjusted EBITDA by $5 million; and

▪	higher costs associated with inflation in employee and energy costs exceeded productivity gains and decreased segment Adjusted EBITDA by $1 million.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA increased to $5 million in the third quarter of 2014 from $4 million in the third quarter of 2013. A 3 percent increase in volume and an improved mix of products sold resulted in a $1 million increase in segment Adjusted EBITDA.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2014 include:

▪
Revenues of approximately $3.6 billion compared to approximately $3.3 billion for the prior year period. The increase of 7 percent was attributable to the Nichols acquisition, a weaker U.S. dollar and higher RPAP segment revenues. These increases were partly offset by lower average aluminum prices and rolling margins as well as reduced demand for certain rolled products.

▪
Adjusted EBITDA decreased to $207 million from $210 million during the prior year period as a result of a weaker mix of products sold, which more than offset a 4 percent increase in overall volumes, and lower rolling margins, as well as operational issues and harsh winter weather which limited our ability to offset inflation with productivity gains. Partially offsetting these items were improved metal spreads.

▪
Net loss attributable to Aleris Corporation was approximately $9 million compared to a net loss of approximately $8 million for the prior year period. The decrease was driven by the factors that drove the decrease in Adjusted EBITDA as well as increased depreciation, interest, business development expenses, and costs of sales associated with adjusting acquired Nichols inventory to fair value. These increases were partly offset by decreased start-up expenses and restructuring charges as well as a favorable variation in metal price lag and increases in unrealized gains on derivative financial statements and currency exchange gains on debt.

▪	Cash used by operating activities totaled $37 million compared to $17 million during the prior year period.

▪	Capital expenditures decreased to $109 million from $183 million during the prior year period as many of our recent major capital investments were completed in 2013.

Automotive Body Sheet Investment
On September 24, 2014, Aleris announced that it will invest $350 million to expand capabilities at its aluminum rolling mill in Lewisport, Kentucky. The investment positions Aleris to meet anticipated significant growth in demand for auto body sheet in North America as the automotive industry pursues broader aluminum use for the production of lighter, more fuel-efficient vehicles. Aleris is currently a leading supplier of auto body sheet to the European premium automotive industry, which has led the transition to aluminum, in an effort to meet tighter emissions standards.
Recycling and Specification Alloys Divestiture
On October 17, 2014, Aleris announced that it entered into a definitive agreement to sell its North American and European recycling and specification alloys businesses to Signature Group Holdings (“Signature”) and certain of its affiliates. These businesses include substantially all of the operations and assets included in our RSAA and RSEU segments. The sale includes 18 production facilities in North America and six in Europe. The facilities offer a wide range of metal recycling services and specification alloy products. Signature has agreed to pay an aggregate of $525 million in cash and preferred shares for the businesses, subject to customary post-closing adjustments. A portion of the proceeds will be placed into escrow to secure our indemnification obligations under the agreement. The closing of the transaction is subject to certain regulatory approvals and customary closing conditions. We anticipate recording a gain on the sale at that time. Aleris' decision to divest the businesses follows a strategic review process that was announced in April 2014.
Outlook
On a year-over-year basis, we estimate fourth quarter 2014 segment income and Adjusted EBITDA will be higher than the fourth quarter of 2013. Factors influencing anticipated fourth quarter 2014 performance compared to the prior year include:

▪	improved building and construction volumes;

▪	demand for auto body sheet is expected to continue to increase;

▪	aerospace sales mix and margin pressures;

▪	competitive imports negatively impacting margins; and

▪	improved scrap flow and spreads.
Capital expenditures during the fourth quarter of 2014 are expected to be higher than the fourth quarter of 2013 and the previous quarters of 2014 primarily due to the auto body sheet investment in Lewisport, Kentucky. We currently estimate capital spending of $185 million for the year ending December 31, 2014.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 4, 2014 at 9:00 a.m. Eastern Time. Steven J. Demetriou, chairman and chief executive officer, and Eric M. Rychel, senior vice president and chief financial officer, will host the call to discuss results.

The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volume, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from acquisitions or divestitures or new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volume from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) our ability to access the credit and capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business as a result of covenant restrictions under our indebtedness and our ability to pay amounts due under the Senior Notes; (20) the transactions contemplated by the purchase and sale agreement (including the possibility that the transactions may not close or that, if a transaction does close, Aleris may not realize the anticipated benefits from such transaction) we entered into on October 17, 2014; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin, including segment commercial margin, as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring items, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag. Segment commercial margin represents commercial margin on a per segment basis.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$1,277.5	$1,073.4	$3,557.9	$3,311.1
Cost of sales	1,159.3	992.7	3,272.6	3,067.1
Gross profit	118.2	80.7	285.3	244.0
Selling, general and administrative expenses	68.3	56.4	199.1	176.4
Restructuring charges	1.9	1.0	4.6	11.4
Losses (gains) on derivative financial instruments	7.0	(2.3)	8.4	(21.4)
Other operating expense, net	1.3	0.8	4.0	0.4
Operating income	39.7	24.8	69.2	77.2
Interest expense, net	27.5	26.2	80.8	71.8
Other (income) expense, net	(12.4)	4.4	(13.1)	3.7
Income (loss) before income taxes	24.6	(5.8)	1.5	1.7
(Benefit from) provision for income taxes	(2.1)	1.3	9.2	9.0
Net income (loss)	26.7	(7.1)	(7.7)	(7.3)
Net income attributable to noncontrolling interest	0.2	0.2	0.9	0.8
Net income (loss) attributable to Aleris Corporation	$26.5	$(7.3)	$(8.6)	$(8.1)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Segment income (loss):
RPNA	$26.4	$21.5	$75.8	$77.6
RPEU	38.1	37.1	110.6	114.9
RPAP	—	—	—	(0.2)
Extrusions	2.9	4.3	9.8	11.9
RSAA	20.0	15.7	46.2	39.1
RSEU	5.3	3.7	15.2	10.1
Total segment income	92.7	82.3	257.6	253.4

Depreciation and amortization	(41.5)	(31.4)	(112.2)	(93.3)
Corporate general and administrative expenses, excluding depreciation, amortization, start-up expenses and other expenses	(16.3)	(14.8)	(49.9)	(36.1)
Restructuring charges	(1.9)	(1.0)	(4.6)	(11.4)
Interest expense, net	(27.5)	(26.2)	(80.8)	(71.8)
Unallocated gains (losses) on derivative financial instruments	15.9	(3.2)	7.4	(3.0)
Unallocated currency exchange gains (losses)	8.3	(2.7)	7.5	(2.7)
Start-up expenses	(3.8)	(7.6)	(19.2)	(31.0)
Other expense, net	(1.3)	(1.2)	(4.3)	(2.4)
Income (loss) before income taxes	$24.6	$(5.8)	$1.5	$1.7

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Invoiced metric tons:
RPNA	141.6	91.2	361.0	286.7
RPEU	86.9	84.6	259.7	264.1
RPAP	3.8	1.9	8.9	3.1
Extrusions	19.2	17.4	57.2	53.2
RSAA	213.4	216.1	621.8	648.0
RSEU	92.9	90.0	287.0	278.7
Intersegment shipments	(16.4)	(15.4)	(50.3)	(52.8)
Total invoiced metric tons	541.4	485.7	1,545.3	1,481.0

Revenues:
RPNA	$468.0	$293.6	$1,148.4	$931.1
RPEU	362.3	356.2	1,069.3	1,104.1
RPAP	15.6	7.9	36.8	13.7
Extrusions	91.8	90.1	277.8	273.1
RSAA	259.1	232.5	741.1	705.5
RSEU	133.5	134.6	424.6	429.8
Intersegment revenues	(52.8)	(41.5)	(140.1)	(146.2)
Total revenues	$1,277.5	$1,073.4	$3,557.9	$3,311.1

Segment commercial margin:
RPNA	$164.6	$111.5	$419.6	$351.5
RPEU	151.5	150.0	453.2	460.0
RPAP	—	—	—	(0.2)
Extrusions	40.5	41.3	124.6	123.2
RSAA	83.5	75.9	231.7	217.6
RSEU	47.2	44.6	149.1	136.2
Total segment commercial margin	$487.3	$423.3	$1,378.2	$1,288.3

Segment commercial margin per metric ton:
RPNA	$1,162.5	$1,222.5	$1,162.3	$1,226.1
RPEU	1,743.5	1,773.1	1,745.3	1,741.5
RPAP	*	*	*	*
Extrusions	2,117.7	2,369.9	2,178.3	2,313.6
RSAA	391.3	351.5	372.6	335.7
RSEU	507.6	495.1	519.4	488.6

Segment Adjusted EBITDA:
RPNA	$31.0	$20.4	$76.9	$74.4
RPEU	34.2	33.1	90.2	101.3
RPAP	—	—	—	(0.2)
Extrusions	2.3	4.3	7.3	10.6
RSAA	20.0	15.7	46.2	39.1
RSEU	5.3	3.7	15.2	10.1
Corporate	(10.1)	(9.6)	(29.1)	(25.2)
Total Adjusted EBITDA	$82.7	$67.6	$206.7	$210.1

Segment Adjusted EBITDA per metric ton:
RPNA	$219.1	$223.4	$213.0	$259.5
RPEU	393.1	391.6	347.3	383.5
RPAP	*	*	*	*
Extrusions	121.9	248.7	127.9	199.0
RSAA	93.4	72.8	74.3	60.4
RSEU	56.8	41.2	52.9	36.2
Aleris Corporation	152.7	138.4	133.7	141.5

* Result is not meaningful.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2014	December 31, 2013
Current Assets
Cash and cash equivalents	$37.8	$60.1
Accounts receivable (net of allowances of $8.5 and $7.7 at September 30, 2014 and December 31, 2013, respectively)	539.6	376.9
Inventories	808.5	683.4
Deferred income taxes	7.1	7.1
Prepaid expenses and other current assets	38.1	31.5
Total Current Assets	1,431.1	1,159.0
Property, plant and equipment, net	1,164.9	1,157.7
Intangible assets, net	44.7	43.5
Deferred income taxes	45.2	45.2
Other long-term assets	74.6	67.5
Total Assets	$2,760.5	$2,472.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$432.2	$303.2
Accrued liabilities	209.2	200.9
Deferred income taxes	3.9	3.9
Current portion of long-term debt	12.9	8.3
Total Current Liabilities	658.2	516.3
Long-term debt	1,456.9	1,229.1
Deferred income taxes	0.2	4.4
Accrued pension benefits	207.9	228.5
Accrued postretirement benefits	40.0	40.9
Other long-term liabilities	80.9	79.3
Total Long-Term Liabilities	1,785.9	1,582.2
Redeemable noncontrolling interest	5.6	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,279,201 and 31,229,064 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	411.5	401.9
Retained deficit	(56.5)	(47.6)
Accumulated other comprehensive (loss) income	(45.4)	13.8
Total Aleris Corporation Equity	309.9	368.4
Noncontrolling interest	0.9	0.3
Total Equity	310.8	368.7
Total Liabilities and Equity	$2,760.5	$2,472.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating activities
Net income (loss)	$26.7	$(7.1)	$(7.7)	$(7.3)
Adjustments to reconcile net income (loss) loss to net cash (used) provided by operating activities:
Depreciation and amortization	41.5	31.4	112.2	93.3
(Benefit from) provision for deferred income taxes	(6.5)	(0.8)	(4.2)	1.1
Stock-based compensation expense	2.8	5.8	11.0	11.2
Unrealized (gains) losses on derivative financial instruments	(15.9)	3.2	(7.4)	2.9
Currency exchange (gains) losses on debt	(7.0)	2.8	(7.1)	2.4
Amortization of debt issuance costs	1.9	1.9	5.8	5.8
Other	(0.9)	(2.6)	2.6	(3.2)
Changes in operating assets and liabilities:
Change in accounts receivable	(44.2)	44.0	(148.8)	(68.1)
Change in inventories	(52.8)	(7.6)	(109.5)	(31.9)
Change in other assets	(3.2)	2.1	(2.7)	(12.9)
Change in accounts payable	20.1	(24.8)	109.3	28.2
Change in accrued liabilities	8.2	(14.8)	9.8	(38.8)
Net cash (used) provided by operating activities	(29.3)	33.5	(36.7)	(17.3)
Investing activities
Payments for property, plant and equipment	(30.6)	(40.6)	(109.0)	(182.8)
Purchase of a business	2.6	—	(107.4)	—
Other	2.2	(0.3)	8.1	1.3
Net cash used by investing activities	(25.8)	(40.9)	(208.3)	(181.5)
Financing activities
Proceeds from the ABL facility	97.0	20.4	337.0	20.4
Payments on the ABL facility	(60.0)	(20.4)	(129.0)	(20.4)
Proceeds from the Zhenjiang term loans	—	—	—	0.2
Proceeds from the Zhenjiang revolver	8.3	—	19.8	4.1
Net (payments on) proceeds from other long-term debt	(0.3)	(0.9)	0.4	(2.8)
Redemption of noncontrolling interest	—	—	—	(8.9)
Dividends paid	—	—	—	(313.0)
Other	(0.8)	(1.0)	(1.8)	(3.9)
Net cash provided (used) by financing activities	44.2	(1.9)	226.4	(324.3)
Effect of exchange rate differences on cash and cash equivalents	(3.2)	2.1	(3.7)	1.5
Net decrease in cash and cash equivalents	(14.1)	(7.2)	(22.3)	(521.6)
Cash and cash equivalents at beginning of period	51.9	78.5	60.1	592.9
Cash and cash equivalents at end of period	$37.8	$71.3	$37.8	$71.3

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Income (Loss) Attributable to Aleris Corporation and
Cash Flows (Used) Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$82.7	$67.6	$206.7	$210.1
Unrealized gains (losses) on derivative financial instruments	15.9	(3.2)	7.4	(2.9)
Impact of recording inventory at fair value through purchase accounting	(2.5)	—	(5.6)	0.1
Restructuring charges	(1.9)	(1.0)	(4.6)	(11.4)
Unallocated currency exchange gains (losses) on debt	6.9	(1.1)	7.2	(1.3)
Stock-based compensation expense	(2.8)	(5.8)	(11.0)	(11.2)
Start-up expenses	(3.8)	(7.6)	(19.2)	(31.0)
Favorable metal price lag	2.5	5.1	27.4	18.0
Other	(3.6)	(2.4)	(14.7)	(4.4)
EBITDA	93.4	51.6	193.6	166.0
Interest expense, net	(27.5)	(26.2)	(80.8)	(71.8)
Benefit from (provision for) income taxes	2.1	(1.3)	(9.2)	(9.0)
Depreciation and amortization	(41.5)	(31.4)	(112.2)	(93.3)
Net income (loss) attributable to Aleris Corporation	26.5	(7.3)	(8.6)	(8.1)
Net income attributable to noncontrolling interest	0.2	0.2	0.9	0.8
Net income (loss)	26.7	(7.1)	(7.7)	(7.3)
Depreciation and amortization	41.5	31.4	112.2	93.3
(Benefit from) provision for deferred income taxes	(6.5)	(0.8)	(4.2)	1.1
Stock-based compensation expense	2.8	5.8	11.0	11.2
Unrealized (gains) losses on derivative financial instruments	(15.9)	3.2	(7.4)	2.9
Currency exchange (gains) losses on debt	(7.0)	2.8	(7.1)	2.4
Amortization of debt issuance costs	1.9	1.9	5.8	5.8
Other	(0.9)	(2.6)	2.6	(3.2)
Change in operating assets and liabilities:
Change in accounts receivable	(44.2)	44.0	(148.8)	(68.1)
Change in inventories	(52.8)	(7.6)	(109.5)	(31.9)
Change in other assets	(3.2)	2.1	(2.7)	(12.9)
Change in accounts payable	20.1	(24.8)	109.3	28.2
Change in accrued liabilities	8.2	(14.8)	9.8	(38.8)
Net cash (used) provided by operating activities	$(29.3)	$33.5	$(36.7)	$(17.3)

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
RPNA
Segment income	$26.4	$21.5	$75.8	$77.6
Impact of recording inventory at fair value through purchase accounting	2.5	—	5.6	—
Unfavorable (favorable) metal price lag	2.1	(1.2)	(4.4)	(3.2)
Segment Adjusted EBITDA (1)	$31.0	$20.4	$76.9	$74.4

RPEU
Segment income	$38.1	$37.1	$110.6	$114.9
Impact of recording inventory at fair value through purchase accounting	—	—	—	(0.1)
Favorable metal price lag	(4.0)	(4.0)	(20.4)	(13.5)
Segment Adjusted EBITDA (1)	$34.2	$33.1	$90.2	$101.3

RPAP
Segment loss	$—	$—	$—	$(0.2)
Segment Adjusted EBITDA (2)	—	—	—	(0.2)

Extrusions
Segment income	$2.9	$4.3	$9.8	$11.9
Favorable metal price lag	(0.6)	—	(2.5)	(1.3)
Segment Adjusted EBITDA	$2.3	$4.3	$7.3	$10.6

RSAA
Segment income	$20.0	$15.7	$46.2	$39.1
Segment Adjusted EBITDA (2)	20.0	15.7	46.2	39.1

RSEU
Segment income	$5.3	$3.7	$15.2	$10.1
Segment Adjusted EBITDA (2)	5.3	3.7	15.2	10.1

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Segment Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
RPNA
Segment revenues	$468.0	$293.6	$1,148.4	$931.1
Hedged cost of metal	(305.5)	(180.9)	(724.4)	(576.4)
Unfavorable (favorable) metal price lag	2.1	(1.2)	(4.4)	(3.2)
Segment commercial margin	$164.6	$111.5	$419.6	$351.5

RPEU
Segment revenues	$362.3	$356.2	$1,069.3	$1,104.1
Hedged cost of metal	(206.8)	(202.2)	(595.7)	(630.6)
Favorable metal price lag	(4.0)	(4.0)	(20.4)	(13.5)
Segment commercial margin	$151.5	$150.0	$453.2	$460.0

RPAP
Segment revenues	$15.6	$7.9	$36.8	$13.7
Hedged cost of metal	(15.6)	(7.9)	(36.8)	(13.9)
Segment commercial margin	$—	$—	$—	$(0.2)

Extrusions
Segment revenues	$91.8	$90.1	$277.8	$273.1
Hedged cost of metal	(50.7)	(48.8)	(150.7)	(148.6)
Favorable metal price lag	(0.6)	—	(2.5)	(1.3)
Segment commercial margin	$40.5	$41.3	$124.6	$123.2

RSAA
Segment revenues	$259.1	$232.5	$741.1	$705.5
Hedged cost of metal	(175.6)	(156.6)	(509.4)	(487.9)
Segment commercial margin	$83.5	$75.9	$231.7	$217.6

RSEU
Segment revenues	$133.5	$134.6	$424.6	$429.8
Hedged cost of metal	(86.3)	(90.0)	(275.5)	(293.6)
Segment commercial margin	$47.2	$44.6	$149.1	$136.2